Exhibit 5.3

Date:	September 29, 2025

To:	EPWK Holdings Ltd. (the “Company”) Building #2, District A, No. 359 Chengyi Rd., The third phase of Xiamen Software Park Xiamen City, Fujian Province The People’s Republic of China, 361021
Re:	Certain PRC Law Matters of EPWK Holdings Ltd.

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as the PRC legal counsel to EPWK Holdings Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the offering (the “Offering”) of up to 20,000,000 Class A ordinary shares of $0.0001 par value per share of the Company (“Ordinary Shares”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended).

A. Documents and Assumptions

In rendering this opinions, we have carried out due diligence and examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the documents.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

1.	“CAC” means the Cyberspace Administration of China;

2.	“CAC Revised Measures” means the Cybersecurity Review Measures jointly promulgated by the Cyberspace Administration of China (the “CAC”) and other relevant PRC governmental authorities On December 28, 2021 and became effective on February 15, 2022;

3.	“CSRC” means the Chinese Securities Regulatory Commission;

4.	“Encumbrance” means any lien, mortgage, pledge, charge, encumbrance, security interest, claim or any other third party right (collectively, the "Encumbrances");

5.	“Overseas Listing Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by the CSRC on February 17, 2023 and came into force on March 31, 2023;

6.	“PRC Entities” means, collectively, all entities listed in Appendix A hereof, and each, a “PRC Entity”;

7.	“VIE” means Xiamen EPWK Network Technology Co., Ltd., and its subsidiaries organized under the laws of the PRC;

8.	“VIE Agreements” means (i) Exclusive Business Cooperation Agreement entered into between Yipinweike (Guangzhou) Network Technology Co., Ltd. and VIE; (ii) Shareholder Power of Attorney entered into among Yipinweike (Guangzhou) Network Technology Co., Ltd., VIE and the shareholders of VIE; (iii) Call Option Agreement entered into among Yipinweike (Guangzhou) Network Technology Co., Ltd., VIE and the shareholders of VIE; (iv) Equity Pledge Agreement entered into among Yipinweike (Guangzhou) Network Technology Co., Ltd., VIE and the shareholders of VIE; (v) Irrevocable Commitment Letter entered into among the individual shareholders of VIE and their spouses or inheritors; and (vi) any supplements to the aforementioned agreements/documents.

9.	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

10.	“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof;

11.	“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

C. Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	Each of the PRC Entities is duly incorporated and validly existing under the PRC Laws. According to the PRC Laws., each of the PRC Entities has obtained material licenses and approvals necessary to operate in China as described in the Registration Statement, and paid taxes in accordance with the PRC laws.

2.	The Company and the PRC Entities are not subject to cybersecurity review with the CAC in accordance with the CAC Revised Measures, because (a) as of the date of this Opinion, the Company’s and the PRC Entities’ data processing activities (including the collection, storage, usage, transmission and publicity of data) do not damage national security; and (b) as of the date of this Opinion, the Company and the PRC Entities have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator.

3.	Based on our understanding of PRC Laws, each of the VIE Agreements is legal, valid and binding, and enforceable in accordance with its terms and applicable PRC Laws. Each of the parties to the VIE Agreements has full power and authority and legal right to enter into, execute, deliver and perform his/her/its obligations in respect of the VIE Agreements to which it is a party.

To the best of our knowledge after due inquiry, none of PRC Entities is in material breach or default in the performance of the VIE Agreements to which it is a party as of the date hereof.

The due execution, delivery and performance of each of the VIE Agreements by the PRC Entities to which it is a party as of the date hereof, and the due consummation of the transactions contemplated thereunder, do not (i) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of any of the PRC Entities; or (ii) result in any violation of any explicit requirements under the PRC Laws. No Governmental Authorization is required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained.

However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

4.	The Company and the PRC Entities are required to go through filing procedures with the CSRC in accordance with the Overseas Listing Measures after the completion of the Offering. If the Company and the PRC Entities do not complete the filing procedures as required by the Overseas Listing Measures, the PRC Entities may be required to rectify and subject to fines.

5.	There is uncertainty as to whether the courts of the PRC would: i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest.

6.	The statements in the Registration Statement and the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Business” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

D. The foregoing opinion is further subject to the following qualifications:

1.	We express no opinion as to any laws other than the PRC Laws in force on the date of this opinion.

2.	The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement thereof, will not be changed, amended or replaced in the immediate future or the longer term with or without retrospective effect.

3.	This opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

4.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This Opinion is rendered at the request of and solely for the benefit of EPWK Holdings Ltd. in connection with the above matters. This Opinion may not be relied upon, quoted or referred to for any other purpose or released upon by or furnished to any other person without our prior written consent.

[SIGNATURE PAGE]

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Fuzhou)
Beijing Dacheng Law Offices, LLP (Fuzhou)

APPENDIX A

List of the PRC Entities

1. Yipinweike (Guangzhou) Network Technology Co., Ltd. (“亿品微客（广州）网络科技有限公司” in Chinese);

2. EP Zhishang (Xiamen) Network Technology Co. Ltd. (“一品智尚（厦门）网络科技有限公司” in Chinese);

3. Xiamen Qizhi Hua Technology Co., Ltd. (“厦门启智华科技有限公司” in Chinese);

4. Xiamen EPWK Network Technology Co., Ltd. (“厦门一品威客网络科技股份有限公司” in Chinese);

5. Yipinhuicheng (Guangzhou) Network Technology Co., Ltd. (“亿品慧诚（广州）网络科技有限公司” in Chinese);

6. Qi Zhi (Beijing) Certification Co., Ltd. (“企知（北京）认证有限公司” in Chinese);

7. Xiamen EPWK Zhibang Fiance And Taxation Service Co., Ltd. (“厦门一品智邦财税管理有限公司” in Chinese);

8. Xiamen Yipinkutai Investment Technology Co., Ltd. (“厦门一品酷泰投资有限公司” in Chinese);

9. Xiamen Yipinweike Information Technology Co., Ltd. (“厦门一品微客信息科技有限公司” in Chinese);

10. Qi Zhi (Xiamen) Certification Co., Ltd.( “企知(厦门)认证有限公司” in Chinese);

11. Xiamen Yipinzhihui Investment Management Co., Ltd.( “厦门一品智荟投资有限公司” in Chinese);

12. Xiamen Yipinchuangke Incubator Operation Co., Ltd. ( “厦门一品创客孵化器运营有限公司” in Chinese);

13. Xiamen EPWK Yixing Business Incubator Management Co., Ltd. ( “厦门一品翼兴创业孵化器有限公司” in Chinese);

14. Xiamen EPWK Kutai Incubator Management Co., Ltd. (“厦门一品酷泰孵化器管理有限公司” in Chinese)